Peer Review Board Member Agreement for Peer Review Mediation and Arbitration, Inc. ("PRMA")

CREDENTIALS

By submitting my credentials, I request to be considered for appointment to the PRMA Peer Review Board. I understand that I will receive notice via telephone or email of my acceptance or rejection. If accepted, I will be required to enter my complete Curriculum Vitae on the Peer Review Board Web site and keep it up-to-date. I represent that all the information that I provide to PRMA regarding my credentials, now and at any time in the future, is true and correct and that I continue to maintain good standing with the appropriate Medical and/or Professional Boards. If I should, at any time, have my licensed suspended or if my rights to practice medicine or my profession have been revoked, I will notify PRMA and withdraw my membership.

YOUR ACCEPTANCE OF A CONSULTING PROJECT ON THIS WEB SITE AND THROUGH PRMA CONSTITUTES YOUR AGREEMENT TO BE BOUND BY THIS MEMBER AGREEMENT.

MEMBER PARTICIPATION

Periodically, I may receive instruction via email to log onto the PRMA Web site to respond to requests for consulting services, including, but not limited to: external medical review, utilization review, case management, medical opinions, medical testimony and Web site review. I may elect to decline the assignment for any reason whatsoever. If I accept the assignment, I will respond to the Subscriber within the requested time frame of my acceptance or rejection. If I decide to accept the assignment I will also submit my fee schedule and continue to make my best efforts to adhere to the time demands of the entire assignment.

PARTICIPATION FEE

I understand I am expected to complete and submit to PRMA a Work Statement on a monthly basis, or on a more frequent basis if I desire, which will itemize the work completed by me for accepted assignments. PRMA will assume

responsibility for invoicing subscribers and collection of fees. I acknowledge that in consideration for providing the referral service to me, PRMA will retain 15% of the fees collected from contracted subscribers for work completed by me. Once fees are received by PRMA, I will receive my total fee, less 15%.

INDEPENDENT CONTRACTOR

Peer Review Board Members are considered to be Independent Contractors. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment or engagement, or as a limitation upon the Company's sole discretion to terminate this Agreement at any time without cause. As such, I agree to be responsible for all federal and state taxes, withholding, social security, insurance, and other benefits. I am free to engage in other independent contracting activities, provided that I do not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy my attention as to interfere with the proper and efficient performance of my services thereunder.

NON-CIRCUMVENTION

I agree to conduct all correspondence of a financial nature, and/or relating to engagement, through PRMA, whether through the PRMA Web site or the PRMA Customer Service department, that are associated with assignments received through PRMA and/or with Subscribers of PRMA. I also understand that while I am a member of the Peer Review Board, I may not at any time, accept an assignment or engage in any work from any Subscriber of PRMA, unless that assignment is arranged through PRMA or if a prior relationship with the Subscriber had already been established. I understand that once I have agreed to an assignment from a Subscriber of PRMA, I may not accept additional assignments from the same Subscriber or any other Subscriber of PRMA for a period of up to twelve months following the effective date of my membership termination from PRMA.

TERM AND TERMINATION

I understand that my Membership on the Peer Review Board is annual and

automatically renewable on the anniversary date of each year. I may however, terminate my Membership status voluntarily with ninety (90) days written notice. Notice must be submitted to the Corporate Offices of Peer Review Mediation and Arbitration at 1450 S. Dixie Highway, Boca Raton, FL 33432. PRMA also reserves the right to cancel my Membership at any time without notice or reason. Any assignments still active upon termination will be treated as if I am still a Member of the Peer Review Board and I will complete the required Work Statements through the completion of that assignment. I understand and agree that I am restricted from further engagement with Subscribers of PRMA, for which I have provided consulting services, once my Membership terminates, other than for on-going assignments.

REMEDIES FOR VIOLATIONS

PRMA reserves the right to seek all remedies available at law and in equity for violations of this Agreement.

TERMS AND CONDITIONS

I understand that by accepting the terms of this Agreement, I also agree to be bound by the Terms and Conditions for Use of the PRMA Web site.

PRIVACY

My use of this Web Site is subject to PRMA's Privacy Policy.

MODIFICATION OF MEMBER AGREEMENT

PRMA reserves the right to change the terms of the Member Agreement at any time. Updated versions of the Member Agreement will appear on this Web Site and are effective immediately. You are responsible for regularly reviewing the Member Agreement. Continued use of this Web Site after any such changes constitutes your consent to such changes.

I HAVE READ AND UNDERSTAND THIS MEMBER AGREEMENT AND AGREE TO BE BOUND BY ALL OF THE TERMS.